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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                           (Amendment No. )

                   Industrial Distribution Group, Inc.
                           (Name of Issuer)

                              Common Stock
                    (Title of Class of Securities)

                                456061100
                              (CUSIP Number)

                              July 6, 1998
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                         /___/     Rule 13d-1(b)
                         /_X_/     Rule 13d-1(c)
                         /___/     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)               Page 1 of 12

CUSIP No. 456061100

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1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     West Highland Capital, Inc.
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
     (a)/X /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 626,400
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              626,400
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     626,400
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.0%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     CO and IA
----------------------------------------------------------------

CUSIP No. 456061100

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Estero Partners, LLC
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
     (a)/X /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 507,567
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              507,567
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     507,567
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     6.5%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     OO
----------------------------------------------------------------

CUSIP No. 456061100

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lang H. Gerhard
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
     (a)/X /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 626,400
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              626,400
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     626,400
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.0%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     IN
----------------------------------------------------------------

CUSIP No. 456061100

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     West Highland Partners, L.P.
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
     (a)/X /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 438,399
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              438,399
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     438,399
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.6%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     PN
----------------------------------------------------------------

CUSIP No. 456061100

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Buttonwood Partners, L.P.
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
     (a)/X /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 69,168
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              69,168
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     69,168
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.9%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     PN
----------------------------------------------------------------

CUSIP No. 456061100                13G

ITEM 1.

     (a)  The name of the issuer is Industrial Distribution
Group, Inc. ("IDG").

     (b) The principal executive office of IDG is located at 2500 Royal Place, Tucker, Georgia 30084.


ITEM 2.

     (a)  The names of the persons filing this statement are West
Highland Capital, Inc. ("WHC"), Lang H. Gerhard ("Gerhard"),
Estero Partners, LLC ("LLC"), West Highland Partners, L.P.
("WHP") and Buttonwood Partners, L.P. ("BP") (collectively, the
"Filers").

     (b) The principal business office of the Filers is located at 300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904.

     (c) WHC is a California corporation, LLC is a California limited liability company, WHP and BP are California limited partnerships and Gerhard is a United States citizen.

     (d)  This statement relates to shares of Common Stock of IDG
(the "Stock").

     (e)  The CUSIP number of the Stock is 456061100.

CUSIP No. 456061100                13G

ITEM 3.  If this statement is filed pursuant to rule 240.13d-
1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  ___  An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)

CUSIP No. 456061100                13G

ITEM 4.  OWNERSHIP.

The beneficial ownership of the Stock of the persons named in
Item 2 of this statement is as follows at the date hereof:

Each of West Highland Capital, Inc. and Lang H. Gerhard:
     (a)  Amount beneficially owned:  626,400 shares.
     (b)  Percent of class: 8.0%.
     (c)  Number of shares as to which the Filers have:
          (i)   Sole power to vote or to direct the vote:   0.
          (ii)  Shared power to vote or to direct the vote:
626,400.
          (iii) Sole power to dispose or to direct the
disposition of:   0.
          (iv) Shared power to dispose or to direct the disposition of: 626,400.

Estero Partners, LLC:
     (a)  Amount beneficially owned:  507,567 shares.
     (b)  Percent of class: 6.5%.
     (c)  Number of shares as to which the Filers have:
          (i)   Sole power to vote or to direct the vote:   0.
          (ii)  Shared power to vote or to direct the vote:
507,567.
          (iii) Sole power to dispose or to direct the
disposition of:   0.
          (iv) Shared power to dispose or to direct the disposition of: 507,567.

West Highland Partners, L.P.:
     (a)  Amount beneficially owned:  438,399 shares.
     (b)  Percent of class: 5.6%.
     (c)  Number of shares as to which the Filers have:
          (i)   Sole power to vote or to direct the vote:   0.
          (ii)  Shared power to vote or to direct the vote:
438,399.
          (iii) Sole power to dispose or to direct the
disposition of:   0.
          (iv) Shared power to dispose or to direct the disposition of: 438,399.

Buttonwood Partners, L.P.:
     (a)  Amount beneficially owned:  69,168 shares.
     (b)  Percent of class: 0.9%.
     (c)  Number of shares as to which the Filers have:
          (i)   Sole power to vote or to direct the vote:   0.
          (ii)  Shared power to vote or to direct the vote:
69,168.
          (iii) Sole power to dispose or to direct the
disposition of:   0.
          (iv) Shared power to dispose or to direct the disposition of: 69,168.

CUSIP No. 456061100                13G


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.


ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON

WHC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Gerhard is the sole shareholder of WHC and the Manager of LLC. WHC, LLC and Gerhard are the general partners of WHP and BP, which are investment limited partnerships. No single client of WHC holds more than 5 percent of the Stock.

CUSIP No. 456061100                13G


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:    July 10, 1998

LANG H. GERHARD                         WEST HIGHLAND PARTNERS,
                                        L.P.
By:  West Highland Capital, Inc.        By:  West Highland
     Attorney-in-Fact                        Capital, Inc.
                                             Attorney-in-Fact
     By: /s/ Bonnie George                   By:/s/Bonnie George
          Bonnie George                           Bonnie George,
          Chief Operating Officer                 Chief Operating
                                                  Officer
WEST HIGHLAND CAPITAL, INC.             BUTTONWOOD PARTNERS
By:    /s/ Bonnie George                By:  West Highland
     Bonnie George                           Capital, Inc.
     Chief Operating Officer                 Attorney-in-Fact

ESTERO PARTNER, LLC                          By:/s/Bonnie George
By:  West Highland Capital, Inc.                  Bonnie George
     Attorney-in-Fact                             Chief Operating
     By:  /s/ Bonnie George                       Officer
          Bonnie George
          Chief Operating Officer

                              Page 11 of 12
SCHEDULE 13D

CUSIP No. 456061100


EXHIBIT A

               AGREEMENT REGARDING JOINT FILING
               OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on
Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of Intermedia Communications, Inc. and any other issuer, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G. For that purpose, the undersigned hereby constitute and appoint West Highland Capital, Inc., a California corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on
Schedule 13D or 13G.

DATED:    May 15, 1998.


  /s/ Lang H. Gerhard              WEST HIGHLAND PARTNERS, L.P.
Lang H. Gerhard
                                        By:  /s/ Lang H. Gerhard
                                             Lang H. Gerhard,
WEST HIGHLAND CAPITAL, INC.                  General Partner

By:    /s/ Bonnie George
     Bonnie George, Chief               BUTTONWOOD PARTNERS, L.P.
     Operating Officer
                                        By:  /s/ Lang H. Gerhard
ESTERO PARTNERS, LLC                         Lang H. Gerhard,
                                             General Partner
By:    /s/ Lang H. Gerhard
     Lang H. Gerhard,
     Manager


                              Page 12 of 12

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